ICC TECHNOLOGIES, INC.

                                  STOCK OPTION

     This STOCK OPTION (the "Option") is granted as of the 18th day of September, 1998, by ICC TECHNOLOGIES, INC., a Delaware corporation (the "Company"), to JOHN S. GROSS ("Grantee").

                                   BACKGROUND

     A. Grantee is an employee of the Company.

     B. In consideration of services to be performed, Company desires to afford Grantee an opportunity to purchase shares of its common stock in accordance with Company's 1998 Long Term Incentive Plan (the "Plan") as hereinafter provided.

     C. Any capitalized terms not otherwise defined herein shall have the meaning accorded them under the Plan.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties, hereto, intending to be legally bound, agree as follows:

        1. Grant of Option. Company hereby irrevocably grants to Grantee the right and option (the "Option") to purchase all or any part of an aggregate of One Hundred Fifty Thousand (150,000) shares of the common stock of Company ("Common Stock"), par value $.01 per share (the "Option Shares") which option shall constitute an "incentive stock option" under the Plan, at those purchase prices listed in Paragraphs 4 and 5 hereof (the "Option Prices"), during the period and subject to the conditions hereinafter set forth.

        2. Option Period. The Option may be exercised in accordance with the provisions of Paragraphs 4 and 5 hereof during the Option Period, which shall begin on the date hereof and shall end on the Option Expiration Date defined in Paragraph 3 hereof. All rights to exercise the Option shall terminate on the Option Expiration Date.

        3. Option Expiration Date. The Option Expiration Date shall be September 18, 2003.

        4. Exercise of Option.

           (a) Except as provided in subparagraph 4(b), this Option shall be exercisable at the rate of up to 33-1/3% of the total number of shares for which this Option is granted, commencing on May 12, 1999, and at the rate of up to 33-1/3% of such total on May 12, 2000 and May 1, 2001, respectively, at an exercise price of $2.375 per Option Share, provided that any portion of this Option which is exercisable in any year, but not exercised, may be carried forward and exercised in any future year during the term hereof.


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           (b) Notwithstanding the foregoing, subject to the terms of any employment agreement between the Company and the Grantee, Grantee may purchase all or any portion of the unexercised balance of this Option upon the effective date of a change in the control of the Company, including, without limitation, a
(i) merger or consolidation of the Company into or with any other corporation when the Company is not the surviving entity of such merger or consolidation,
(ii) the acquisition, directly or indirectly by any entity or "group" (as defined in Section 13(d) of the Securities and Exchange Act of 1934, as amended), of stock or options, or any combination thereof, (a) constituting a majority of the then outstanding common stock of the Company or (b) possessing a majority of the then outstanding voting power of the Company, (iii) any similar purchase or other acquisition of a majority of the total equity interest of the Company, (iv) the acquisition of all, or substantially all of, the assets of the Company, or (v) the formation of a joint venture or partnership with the Company for the purpose of effecting a transfer of control of, or a material interest in, the Company (such merger, consolidation, sale or other transaction being hereinafter referred to as a "Transaction"). There shall be excluded from the foregoing any Transaction as a result of which (a) the holders of Common Stock prior to the Transaction retain or acquire securities constituting a majority of the outstanding voting common stock of the acquiring or surviving corporation or other entity and (b) no single person owns more than half of the outstanding voting common stock of the acquiring or surviving corporation or other entity. For purposes of this Paragraph 4, voting common stock of the acquiring or surviving corporation or other entity that is issuable upon conversion of convertible securities or upon exercise of warrants or options shall be considered outstanding, and all securities that vote in the election of directors (other than solely as the result of a default in the making of any dividend or other payment) shall be deemed to constitute that number of shares of voting common stock which is equivalent to the number of such votes that may be cast by the holders of such securities.

     5. Manner of Exercise. Exercise of the Option shall be by written notice to Company pursuant to Paragraph 12 hereof. The notice shall be accompanied by payment in full in cash, stock of the Company, or a combination thereof, in the amount of the Option Price. Upon receipt of such notice and payment, Company shall deliver a certificate or certificates representing the Option Shares purchased. The certificate or certificates representing the Option Shares shall be registered in the name of the Grantee, or if the Grantee so requests, shall be issued in or transferred into the name of the Grantee and another person jointly with the right of survivorship. The certificate or certificates shall be delivered to or upon the written order of the Grantee. No Grantee or his legal representative, legatees or distributees, as the case may be, shall be or shall be deemed to be a holder of any shares subject to this Option unless and until certificates for such shares are issued to him or them upon the exercise of this Option. The Option Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

     6. Rights in Event of Death or Termination of Employment.

        (a) If Grantee dies without having fully exercised the Option, the executors, administrators, legatees or distributees of Grantee's estate shall have the right, for a period of one year after the date of Grantee's death, to exercise the unexercised and unexpired portion, if any,


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of the Option, in whole or in part, to the same extent that Grantee could have exercised the Option at the expiration of such one-year period had the Grantee lived.

        (b) If Grantee shall have ceased for any reason, other than death, to be an employee of the Company, Grantee shall have the right for a period of thirty
(30) days thereafter, but not later than the Expiration Date, to exercise in whole or in part the unexercised and exercisable portion, if any, of the Option on the date of such cessation, as determined in accordance with Paragraph 4 hereof.

     7. Transferability of Option. The Option is not transferable by Grantee other than by will or by the laws of descent and distribution in the event of the Grantee's death, in which event the Option may be exercised by the heirs or legal representatives of the Grantee as provided in Paragraph 6 hereof. The Option may be exercised during the lifetime of the Grantee only by the Grantee. Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect. Any exercise of the Option by a person other than the Grantee shall be accompanied by appropriate proofs of the right of such person to exercise the Option.

     8. Option Shares to be Purchased for Investment. Unless Company has notified Grantee pursuant to Paragraph 12 hereof that a registration statement covering the Option Shares has become effective under the Securities Act of 1933 (the "Act"), it shall be a condition to the exercise of the Option that the Option Shares acquired upon such exercise be acquired for investment and not with a view to distribution. If requested by the Company upon advice of its counsel that the same is necessary or desirable, the Grantee shall, at the time of purchase of the Option Shares, deliver to the Company Grantee's written representation that Grantee (a) is purchasing the Option Shares for his own account for investment, and not with a view to public distribution or with any present intention of reselling any of the Option Shares (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act);
(b) has been advised and understands that (i) the Option Shares have not been registered under the Act and are subject to restrictions on transfer and (ii) the Company is under no obligation to register the Option Shares under the Act or to take any action which would make available to the Grantee any exemption from such registration; and (c) has been advised and understands that such Option Shares may not be transferred without compliance with all applicable federal and state securities laws.

     9. Changes in Capital Structure. The number of Option Shares covered by this Option and the Option Price shall be equitably adjusted in the event (the "Event") of (i) the payment of any dividend payable in, or the making of any distribution of, Common Stock to holders of record of Common Stock, which increases the outstanding Common Stock by more than 25%; (ii) any stock split, combination of shares, recapitalization or other similar change; (iii) the merger or consolidation of the Company into or with any other corporation; or
(iv) the reorganization, dissolution, liquidation or winding up of the Company, and the Grantee shall be entitled, upon the exercise of the Option, to entitle the Grantee to receive such new, additional or other shares of stock of any class, or other property (including cash), as Grantee would have been


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entitled to receive as a matter of law in connection with such Event had Grantee held the Option Shares on the record date set for such Event. The Company shall have the authority to determine the adjustments to be made under this Paragraph
9 and any such determination shall be final, binding and conclusive.

     10. Legal Requirements. If the listing, registration or qualification of the Option Shares upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the purchase of the Option Shares, the Company shall not be obligated to issue or deliver the certificates representing the Option Shares as to which the Option has been exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. This Option does not hereby impose on the Company a duty to so list, register, qualify, or effect or obtain consent or approval. If registration is considered unnecessary by the Company or its counsel, the Company may cause a legend to be placed on the certificates for the Option Shares being issued calling attention to the fact that they have been acquired for investment and have not been registered, such legend to read as follows:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED UNLESS THERE IS A REGISTRATION STATEMENT IN EFFECT COVERING SUCH SECURITIES OR THERE IS AVAILABLE AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS."

     11. No Obligation to Exercise Option. The Grantee shall be under no obligation to exercise the Option.

     12. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

         If to Company:    ICC Technologies, Inc.
                           44 West 18th Street, 6th Floor
                           New York, NY 10011

         If to Grantee:    John S. Gross
                           16 Holly Lane
                           Rye Brook, NY 10573

     13. Administration. This Option has been granted pursuant to the 1998 Long Term Incentive Plan adopted by the Board of Directors of the Company and to be approved by the Shareholders of the Company, and is subject to the terms and provisions thereof. In the event the Plan has not been approved by the Shareholders within twelve months of its adoption by the


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Board of Directors, this Option shall be deemed to be an Option having been granted by the Board not under any plan and the Company shall, in its sole discretion, use its reasonable efforts to file and cause to be effective a Registration Statement on Form S-3, if available, under the Securities Act of 1933, covering the shares subject to this Option. By acceptance hereof the Grantee acknowledges receipt of a copy of the Plan. All questions of interpretation and application of the Plan and this Option shall be determined by the Company, and such determination shall be final, binding and conclusive.

     14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     15. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws principles.

     16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     17. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first above written.

                                            ICC TECHNOLOGIES, INC.



                                            By:
                                                -------------------------------
                                                Glenn S. Meyers, President



                                            By:
                                                -------------------------------
                                                John S. Gross, Grantee